[Letterhead of Sybase, Inc.]
June 17, 2009
Via EDGAR
Kathleen Collins
Division of Corporation Finance
Securities and Exchange Commission
One Station Place
100 F Street, N.E.
Washington, D.C. 20549-4561

Re:	Sybase, Inc. Form 10-K for the Fiscal Year Ended December 31, 2008 Filed February 27, 2009 Form 10-Q for the Quarter Ended March 31, 2009 Filed on May 8, 2009 File No. 001-16493
Dear Ms. Collins:
Sybase has received your June 12, 2009 letter and is working to respond to the questions set forth in the letter. We anticipate providing our response on or before July 13, 2009.
Sincerely,
/s/ Dan Cohen
Dan Cohen
Corporate Counsel